Filed Pursuant to Rule 424(b)(5)
Registration No. 333-141039
PROSPECTUS SUPPLEMENT
(to prospectus dated April 10, 2007)

1,592,356 SHARES

COMMON STOCK

We are offering 1,592,356 shares of our common stock directly to a limited number of investors, including certain of our officers, employees and directors, through a placement agent pursuant to this prospectus supplement and the accompanying prospectus at a price of $15.70 per share. We will receive net proceeds, before expenses, of approximately $24.1 million from the sale of our shares.

We have retained SMH Capital Inc. to act as exclusive placement agent to use its best efforts to solicit offers to purchase our common stock in connection with this offering. See “Plan of Distribution” for more information regarding these arrangements.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.” The last reported sale price on June 20, 2007 was $15.58 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities of Franklin Bank Corp. that are being offered through this document are not savings or deposit accounts or other obligations of its bank subsidiary, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

	Per Share	Total

Public offering price	$15.700	$24,999,989
Placement agent’s fee(1)	.557	886,526
Proceeds, before expenses, to us	15.143	24,113,463

(1)	We have retained SMH Capital Inc. to act as our placement agent in connection with this offering. The placement agent has no obligation to buy any of the shares, nor is it required to arrange the sale of any specific number or dollar amount of such shares. Although not obligated, the placement agent may purchase shares of our common stock for its own account and subsequently place such shares or resell such shares into the market. The placement agent will receive a fee of 5% of the gross proceeds of shares it places to investors other than our officers, employees, directors and specified investors identified by us. We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended, and to reimburse it for certain expenses. See “Plan of Distribution.”

We expect that delivery of the shares of common stock being offered pursuant to this prospectus supplement will be made to purchasers on or about June 25, 2007.

The date of this prospectus supplement is June 21, 2007

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with additional information or different information. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where those offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. This prospectus supplement describes the specific details regarding this offering and the terms and conditions of the securities being offered hereby, including the risks of investing in our common stock. The accompanying prospectus provides more general information. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

As used in this prospectus supplement, the terms “Franklin,” “we,” “our” and “us” refer to Franklin Bank Corp. and its consolidated subsidiaries, unless the context indicates otherwise. When we refer to “Franklin Bank” in this prospectus supplement, we are referring to Franklin Bank, S.S.B., a Texas state savings bank.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, when making a decision to invest in our common stock.

Risks Related to Our Business

We may be unable to successfully continue to implement our growth business strategy, which may adversely affect our future prospects and financial performance.

Our strategic plan is directed toward enhancement of our return to our stockholders through a significant increase in our asset size, the increase in new customer deposit accounts, the expansion of our commercial and consumer loan products and expansion into growing markets outside metropolitan areas in Texas. This requires:

•	that we find attractive market opportunities so that we may profitably execute our strategic plan;

•	that we continue to profitably build our products to provide us with the revenue to support our expansion;

•	that we identify, hire and retain qualified employees, and maintain the information systems, necessary to manage our growth;

•	continued compliance with regulatory requirements applicable to our business; and

•	the use of a substantial amount of more rate sensitive “brokered” deposits to fund our asset growth. Brokered deposits are deposits that we obtain from or through a deposit broker. Such deposits constituted approximately 40% of our total deposits as of March 31, 2007.

Changes in the general and regional economic environment, such as an increase in mortgage rates or a decline in the housing market, may prevent us from originating or purchasing loans in volumes and on terms sufficient to support our strategic plan. Changes in general market conditions may materially and adversely affect our ability to find the necessary funding to support our growth. In addition, we may be unable to find and retain additional staff necessary to support our anticipated growth in our business activities, and the information systems supplied by our vendors may be inadequate to support this growth. Finally, because we are a highly regulated institution, our growth strategy could raise regulatory concerns that could in turn prevent us from implementing all or part of our strategic plan.

Any of these developments could have a material adverse effect on our financial condition, results of operations and cash flows.

If we are unable to identify and acquire other financial institutions and successfully integrate our business with those of the companies that we have acquired or acquire in the future, our business and earnings may be adversely affected.

We intend to grow by acquisitions, including but not limited to the acquisition of other financial institutions, branch offices and loan portfolios. Since our acquisition of Franklin Bank, we have acquired six financial institutions, have one such acquisition pending, and have completed two branch acquisitions. We intend to continue to consider other potential acquisition opportunities in the future. Other potential future transactions may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations. However, no assurance can be given that we will be able to successfully make such acquisitions on terms acceptable to us.

The market for acquisition targets is highly competitive, which may adversely affect our ability to find acquisition candidates that fit our growth strategy. To the extent that we are unable to find suitable acquisition targets, an important component of our growth strategy may not be realized. Acquisitions will be subject to regulatory approval, and we may be unable to obtain such approvals. In addition, some acquisitions will likely require us to consolidate data processing operations, combine employee benefit plans, create joint account and lending products and develop unified marketing plans, which could increase our operating costs significantly.

Furthermore, our ability to grow through acquisitions will depend on our maintaining sufficient regulatory capital levels and on general and regional economic conditions. We may also elect to finance future acquisitions with debt financings, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our stockholders. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms.

Our ability to successfully integrate future transactions will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We cannot assure you that we will be able to integrate our operations without encountering difficulties, such as the loss of key employees and customers, the imposition of regulatory restrictions, the disruption of our ongoing business or possible inconsistencies in standards, controls, procedures and policies. The integration process also may require significant time and attention from our management that would otherwise be directed at developing our existing business. Estimated cost savings projected to come from various areas that we identified through our due diligence and integration planning process may not materialize. If we have difficulties with any of these integrations, we might not achieve the economic benefits we expect to result from these acquisitions and this would likely hurt our business and our earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of these operations, and may not realize expected cost savings from these acquisitions within the expected time frames.

We have a limited operating history, which makes it difficult to predict our future prospects and financial performance.

We have only been operating as the holding company for Franklin Bank since April 10, 2002. Due to this limited operating history, it may be difficult to evaluate our business prospects.

We rely, in part, on external financing to fund our operations and the unavailability of such funds in the future could adversely affect our growth strategy and prospects.

Our ability to implement our business strategy will depend on our ability to obtain funding for acquisitions, loan originations, working capital and other general corporate purposes.

We do not anticipate that our community banking and commercial deposits will be sufficient to meet our funding needs. We therefore have relied, and expect to continue to rely on wholesale and brokered deposits, Federal Home Loan Bank advances and other wholesale funding sources to obtain the funds necessary to implement our growth strategy. Because these funds generally are more sensitive to rates than community banking deposits, they are more likely to move to the highest rate available.

To the extent we are not successful in obtaining such funding, we will be unable to implement our strategy as planned, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our reliance on brokered deposits to fund our growth may substantially increase our funding costs. In addition, regulatory constraints may limit our ability to acquire these deposits.

Brokered deposits, which are more sensitive to changes in interest rates than are community banking deposits, constituted approximately 40% of our total deposits at March 31, 2007. Brokered deposits are priced based on the current general level of interest rates and, unlike retail deposits, do not take into account regional pricing. Our ability to continue to acquire brokered deposits is subject to our ability to price these deposits at competitive levels, which may substantially increase our funding costs. In addition, if the bank’s capital levels were to fall below “well capitalized” under the Prompt Corrective Action standards of the FDIC, our ability to accept, renew or roll over these deposits would be subject to our receiving a waiver from the FDIC. Furthermore, we would be limited on the rate that we could pay for these deposits to 75 basis points over the effective yield on comparable deposits that we offer in our normal market area or the national rate for comparable deposits outside our normal market. Failure to receive a waiver from the FDIC, if required, would have a material adverse impact on our financial condition, results of operations and cash flows.

Our small business, commercial real estate and consumer loan portfolios have significant geographic concentration in Texas and an economic slowdown, natural disaster or depressed real estate market in our primary markets could be detrimental to our financial condition.

A substantial portion of our small business, commercial real estate and consumer loans are to customers located in Travis, Bastrop, Brazos, Llano, Cherokee, Gregg, Henderson, Panola and Smith Counties in Texas. Most of these loans are secured by real estate in these counties. In addition, we have five banking offices in Jefferson and Wharton counties located near the Texas gulf coast. Our operations in those areas are susceptible to damage associated with hurricanes, such as high winds, flooding, tornados and similar risks. The occurrence of a major hurricane on the Texas gulf coast or other natural disaster in our Texas markets could materially and adversely affect our business and results of operations in the areas affected by such disaster.

A deterioration in economic conditions in these counties could have a material adverse effect on the quality of these portfolios and the demand for our products and services. In addition, during periods of economic recession, we may experience a decline in collateral values and an increase in delinquencies. Accordingly, the ultimate collectability of a substantial portion of our commercial loan portfolio is susceptible to economic changes in these markets. A significant downturn in the real estate market in these areas would be detrimental to our financial condition.

In addition, if any of these developments were to result in losses that materially and adversely affected Franklin Bank’s capital, we and Franklin Bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital.

Our loan portfolio may be significantly affected by the economy of California.

As of March 31, 2007, approximately 21.9% of the principal amount of our loan portfolio was secured by properties located in California. Consequently, our financial condition, results of operations and cash flows are likely to be significantly affected by economic conditions in California, particularly those affecting the residential real estate markets. In addition, mortgaged properties in California may be particularly susceptible to certain types of uninsurable hazards, such as earthquakes, floods, mudslides or other natural disasters. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, in California could materially and adversely affect the value of the mortgaged properties located there and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. These events could have a material adverse effect on our financial condition, results of operations and cash flows.

If we are unable to continue to purchase single family loans in bulk from the entities with which we currently have correspondent relationships, or other entities, our business and financial results may suffer.

Our single family mortgage loans held for investment were $2.0 billion at March 31, 2007. In order to maintain this portfolio at a constant balance, in 2006 we purchased $1.2 billion of single family mortgage loans. The single family loan purchases were primarily through correspondent relationships with Countrywide Home Loans Inc., which accounted for approximately 47% of total purchases, Residential Funding Corp., which accounted for 22%, and Morgan Stanley, which accounted for approximately 21% of total purchases during the year ended December 31, 2006. We are not contractually obligated to purchase loans from any of these entities on an ongoing basis. If we are unable to continue to purchase single family loans from these or other entities our business and financial results may suffer.

The majority of our single family loan portfolio consists of newly originated loans which may cause our loan portfolio to experience increased losses as the loans season.

At March 31, 2007, approximately 79% of our single family loan portfolio was comprised of single family mortgage loans that are less than three years old. Losses on single family mortgage loans generally occur after the loans are three years old. Therefore, we may experience a significant increase in losses on our single family mortgage loans as these loans age, and we may have to increase our allowance for credit losses accordingly. Additionally, losses on single family loans may occur before they have aged over three years. These may have a material adverse impact on our financial condition, results of operations and cash flows.

We are subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, mortgage brokers, correspondents or other third parties.

We rely heavily upon information supplied by third parties, including the information contained in loan applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. Additionally, our mortgage banker finance product poses a particular risk of losses due to fraudulently or improperly documented collateral. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than we had expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the loan applicant, the mortgage broker or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it has been sold prior to detection of the misrepresentation. After a loss from a misrepresentation occurs, the source is often difficult to locate, and it is often difficult to recover any of the monetary losses we have suffered.

Although we have controls and processes designed to help us identify misrepresentations contained in information furnished to us in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresentations in our loan origination operations.

We are subject to losses resulting from the nature of our mortgage banker finance borrowers.

The small- and medium-sized mortgage companies to which we market our mortgage banker finance products generally tend to be more thinly capitalized than are other commercial borrowers, which increases the risk that these borrowers will become over-leveraged or experience cash flow difficulties. Therefore, our lending in this product exposes us to an increased risk that our borrowers may experience financial difficulties and be unable to perform as required under their loans, which could have a material adverse effect on our financial condition, results of operations and cash flows. As of March 31, 2007, we had $247.5 million in warehouse lines committed, of which $131.1 million was outstanding.

Our business is subject to interest rate risk and variations in interest rates may adversely affect our financial performance.

The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Like most financial institutions, changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Based on our one-year cumulative interest rate gap at March 31, 2007 of negative $59.2 million, an increase in the general level of interest rates may adversely affect our net yield on interest-earning assets since our interest-bearing liabilities reprice faster than our interest earning assets. In addition, due to the periodic caps which limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates, an increase in rates greater than the periodic interest rate caps on these loans, usually 2.00% per year, may adversely affect our interest income earned on these assets. It is quite possible that significant changes in interest rates may take place in the future, although we cannot predict the nature or magnitude of such changes or how such changes may affect our business.

Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall results.

Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans and investment securities; and

•	interest expense on interest-bearing liabilities, such as deposits.

Fluctuations in interest rates are not predictable or controllable. Changes in interest rates can have differing effects on various aspects of our business, particularly on our net interest income and the cost of purchasing residential mortgage loans in the secondary market. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce our net interest income.

Additionally, in periods of rising interest rates mortgage loan originations typically decline, depending on the overall performance of the economy. To the extent that our mortgage originations decline, our income from mortgage banking may also decline.

Our mortgage origination activities are subject to interest rate risk that may adversely affect our earnings.

We originate single family mortgage loans to be sold into the secondary market. As part of this process we may commit to an interest rate to the borrower prior to selling the loan into the secondary market. In order to mitigate the risk that a rise in market interest rates will cause a decline in the value of the loan, we may enter into forward sales agreements at the time the loan’s interest rate is set. We enter into these forward sales agreements based on the amount of the loans we have committed to make at a particular interest rate and the amount of these commitments we expect to fund. Because we use an estimate of the amount of loans that we expect to close, actual funding amounts may vary. We tend to close a higher percentage of loans with committed interest rates lower than the current market and lower percentages of loans that have a committed interest rate greater than the current market. These variances may have a negative effect on our earnings. In addition, because the forward sales agreements may be executed at different rates than the loan commitment, these agreements may not respond to changes in interest rates to the same degree as the mortgage loan. As of March 31, 2007, we had $48.3 million in fixed rate mortgage loans with committed rates that had not closed and $19.0 million in forward sales agreements allocated to these commitments based on an expected close rate of 62.5%.

We face strong competition from other financial institutions and financial service companies offering services similar to those offered by us, which could hurt our business.

The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the markets in which our banking operations are located. We compete with thrifts, commercial banks, credit unions, mortgage companies, specialty finance companies, brokerage firms, investment banks, insurance companies and other financial services companies that may offer more favorable financing than we offer. Many of these competitors are more established than we are and have greater financial and other resources. We can give you no assurance that we will be able to compete effectively as we continue to implement our growth strategy.

Federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage and other lending in multiple states on a substantially uniform basis and without the need to comply with state licensing and other laws affecting mortgage lenders, including so-called state “predatory lending” laws directed at certain residential mortgage loans that are defined as “high cost” and that have other features found objectionable in such state legislation. Accordingly, Franklin Bank, as a state chartered savings bank, may be subject to state legal requirements and legal risks under state laws to which federally chartered competitors are not subject and this disparity may have the effect of giving those entities legal and competitive advantages.

We are subject to extensive regulation and supervision that could materially and adversely affect our financial performance.

Savings and loan holding companies and Texas state savings banks operate in a highly regulated environment and are subject to extensive supervision and examination by several state and federal agencies.

We are subject to examination and supervision by the OTS, since we elected to be treated as a savings and loan holding company. It is possible that the OTS may adopt additional limitations on savings and loan holding companies, although the OTS has not proposed any specific limitations at this time.

Franklin Bank, as a Texas state savings bank, is subject to regulation and supervision by the TDSML. Franklin Bank is also regulated by the FDIC, as administrator of the DIF, and with respect to capital distributions, by the OTS. These regulations are intended primarily for the protection of depositors and customers, rather than for the benefit of stockholders and creditors.

We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could materially and adversely affect our business and operations. In particular, because we have a high-growth strategy, this regulatory environment could have a material adverse effect on our financial condition, results of operations and cash flows if any of these agencies determines that we must change our strategy or otherwise imposes additional restrictions or requirements that limit our business flexibility.

We are dependent on key individuals and on our continued ability to attract qualified and experienced personnel. The loss of one or more of these key individuals, or our inability to continue to attract such personnel, could curtail our growth and materially and adversely affect our prospects.

We are dependent on certain members of our management, including Anthony J. Nocella, our President and Chief Executive Officer, Daniel E. Cooper, our Managing Director of Mortgage Banking, Michael Davitt, our Managing Director of Commercial Lending, and Andy Black, our President and Chief Operating Officer. The unexpected loss of any of these members of management could have a material adverse effect on us.

Our success also depends on our continued ability to attract and retain experienced loan officers and support staff, as well as other management personnel. We currently do not have employment agreements or non-competition agreements with any of our existing loan officers and the loss of the services of several of such key personnel could materially and adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel. Competition for loan officers is strong within builder finance, mortgage banker finance and mortgage banking industries and we may not be successful in attracting or retaining the personnel we require.

Our allowance for credit losses may be insufficient to cover actual losses, which could materially and adversely affect our financial performance.

Our allowance for credit losses was $11.9 million, or 0.30% of total loans outstanding and 66.7% of non-performing loans, as of March 31, 2007. Significant increases to the allowance for credit losses may be necessary if material adverse changes in general economic conditions occur and the performance of our loan portfolio deteriorates.

In addition, if we had to foreclose on assets, additional adjustments may be necessary to ensure that the foreclosed assets are carried at the lower of cost or fair value, less estimated cost to dispose of the foreclosed assets. As a part of their examinations, the FDIC and TDSML periodically review Franklin Bank’s estimated losses on loans and the carrying value of our assets. Increases in the provision for credit losses and other real estate owned could materially and adversely affect our financial condition, results of operations and cash flows.

An interruption in or breach of our information systems may result in lost business.

We rely heavily on communications and information systems furnished by third party service providers to conduct our business. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our financial condition, results of operations and cash flows.

We rely on information system technology from third party service providers, and we may not be able to obtain substitute providers on terms that are as favorable if our relationships with our existing service providers are interrupted.

We rely on third party service providers for much of our information technology systems, including customer relationship management, general ledger, deposit, servicing and loan origination systems. If any of these third party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose on and take title to residential and commercial properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our financial condition, results of operations and cash flows could be materially and adversely affected.

Our internal controls for financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur. Internal controls for financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objective will be met.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls for financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls in respect of the information generated for use in our periodic reports. In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, were being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. Our management has concluded that our internal controls for financial reporting and our disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives. We cannot provide absolute assurance that all possible future control issues within our company have been detected. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error could occur and not be detected.

War and threats of terrorism and catastrophic events that could result from terrorism may impact our results of operations in unpredictable ways.

We do not know the impact that any potential future terrorist attacks may have on the financial services industry in general and on our business in particular. An act of terrorism directed at the financial infrastructure of the United States may affect our operations, and these effects may be material.

Risks Related to Our Common Stock

Conversion of our outstanding convertible notes could dilute the ownership of existing stockholders.

The conversion of some or all of our outstanding 4% contingent convertible senior notes due 2027 notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling of our common stock by market participants because the conversion of the notes could depress the price of our common stock.

The market price and trading volume of our common stock may be volatile.

On December 18, 2003, we completed an initial public offering of our common stock, which is listed on the Nasdaq Global Select Market. While there has been an active trading market in our common stock since the initial public offering, we cannot assure you that an active trading market in our common stock will be sustained.

Even if active trading of our common stock continues, the market price of the common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which the shares were acquired. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could adversely affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated fluctuations in our results of operations;

•	failure to be covered by securities analysts, or failure by us to meet securities analysts’ expectations;

•	success of our operating strategies;

•	realization of any of the risks described in this section;

•	prevailing interest rates;

•	decline in the stock price of companies that are our peers; or

•	general market and economic conditions.

Because we are a relatively new public company, and prior to our initial public offering there was no active trading market in our common stock, these fluctuations may be more significant for us than they would be for a company whose stock has been publicly traded over an extended period of time.

In addition, the stock market generally, and banking industry stocks specifically, has experienced in the past, and may in the future experience extreme price and volume fluctuations. These market fluctuations may materially and adversely affect the trading price of our common stock, regardless of our actual operating performance. Recently, the subprime lending market has experienced a significant downturn. A significant decrease in the stock price of financial institutions that have exposure to the subprime lending market may adversely affect the market price of our common stock.

We currently do not intend to pay any dividends on our common stock. In addition, our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock will be your sole source of gains for the foreseeable future.

We currently do not intend to pay any dividends on our common stock. In addition, since we are a holding company with no significant assets other than Franklin Bank, we depend upon dividends from Franklin Bank for all of our revenues. Accordingly, our ability to pay dividends depends upon our receipt of dividends or other capital distributions from Franklin Bank.

We are restricted from paying any dividends on our common stock if an event of default has occurred on our junior subordinated notes. Additionally, unless full dividends for the latest completed dividend period have been declared and paid on the preferred shares, the terms of the preferred shares provide that dividends may not be paid or declared on our common stock or other junior stock during the current dividend period, and that we may not purchase, redeem or otherwise acquire common stock or junior stock during the current dividend period, subject to certain exceptions.

Franklin Bank’s ability to pay dividends to us is subject to the regulatory authority of the TDSML, the OTS and the FDIC. Under Texas law, a Texas state savings bank is permitted to pay dividends out of current or retained income, although the TDSML reserves the right to restrict dividends for safety and soundness reasons or if the savings bank has less than zero total retained income on the date the dividend is declared. As of March 31, 2007, Franklin Bank could have paid approximately $61.0 million in dividends.

The FDIC has the authority to prohibit the bank from engaging in an unsafe or unsound practice in conducting its business and under such authority could impose dividend restrictions. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by savings banks under its jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the Prompt Corrective Action provisions described herein could limit the amount of dividends which the bank may pay to the company. The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. The bank is not in default in any assessment payment to the FDIC.

Franklin Bank is required to give the OTS 30 days’ notice before making any dividend to us. The OTS may object to the dividend if it believes the distribution will be unsafe and unsound. An application to the FDIC is also necessary if any distribution would cause Franklin Bank to become less than adequately capitalized. Neither the OTS nor the FDIC is likely to approve any distribution that would cause Franklin Bank to fail to meet its capital requirements or to become under-capitalized on a pro forma basis after giving effect to the proposed distribution. The FDIC has back-up authority to take enforcement action if it believes that a capital distribution by Franklin Bank constitutes an unsafe or unsound action or practice, even if the OTS has permitted the distribution.

Our corporate organizational documents and the provisions of Delaware law to which we are subject may delay or prevent a change in control of us that you may favor.

Our certificate of incorporation and bylaws contain provisions that, either alone or in combination with the provisions of Delaware law described below, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include:

•	A board of directors classified into three classes of directors with each class having staggered, three-year terms. As a result of this provision, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors.

•	The board’s authority to issue shares of preferred stock without stockholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock. To the extent any such provisions are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change of control.

•	Our stockholders cannot act by less than unanimous written consent and must comply with the provisions of our bylaws requiring advance notification of stockholder nominations and proposals. These provisions could have the effect of delaying or impeding a proxy contest for control of us.

•	Provisions of Delaware law, which we did not opt out of in our certificate of incorporation, that restrict business combinations with “interested stockholders” and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the then current market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $24.0 million, after deducting the estimated expenses of the offering payable by us.

We intend to use the net proceeds for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION

We are offering our shares of common stock directly to a limited number of investors, including certain of our officers, employees and directors, through SMH Capital Inc., as placement agent, which we refer to in this prospectus supplement as the “placement agent.” Subject to the terms and conditions contained in our engagement letter with the placement agent dated June 19, 2007, the placement agent has agreed to act as the placement agent for the sale of up to $25,000,000 in aggregate amount of our common stock. The placement agent has no obligation to buy any of the shares of common stock from us, nor is the placement agent required to arrange the sale of any specific number or dollar amount of such shares. Rather, the placement agent has agreed to use its best efforts to arrange for the sale of up to $25,000,000 in aggregate amount of our common stock. Although not obligated, the placement agent may purchase shares of our common stock for its own account and subsequently place such shares or resell such shares into the market.

The placement agent proposes to arrange for the sale to one or more purchasers of our common stock, including certain officers, employees and directors, pursuant to this prospectus supplement and the accompanying prospectus through a direct purchase agreement between the purchasers and us. We will pay the placement agent a placement fee equal to 5.0% of the gross proceeds of the sales of our common stock to purchasers other than our officers, employees, directors and specified investors identified by us. We will also reimburse the placement agent for all reasonable out of pocket costs and expenses incurred by it in performing its obligations in connection with the engagement, including up to $15,000 for fees and expenses of its legal counsel.

Our obligation to issue and sell shares to the purchasers is subject to the conditions set forth in the purchase agreements with such purchasers, which may be waived by us in our discretion. A purchaser’s obligation to purchase shares is subject to conditions set forth in such purchaser’s purchase agreement as well, which also may be waived.

We currently anticipate that the sale of up to $25,000,000 aggregate amount of our shares of common stock will be completed on or about June 25, 2007. We estimate the total expenses of this offering which will be payable by us, excluding the commissions, will be approximately $105,000.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all investors who agree to purchase shares of the common stock, informing investors of the closing date as to such shares. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares.

On the scheduled closing date, the following will occur:

•	We will receive funds in the amount of the aggregate purchase price; and

•	We will pay the placement agent’s fee in accordance with the terms of our engagement letter with the placement agent.

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, which we refer to in this prospectus supplement as the “Securities Act,” and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus supplement as the “Exchange Act,” including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our common stock by the placement agent.

In order to facilitate the offering of our common stock, the placement agent may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Any of these activities may raise or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market or prevent or retard a decline in the market price of our common stock. The placement agent is not required to engage in these activities and if commenced, may end any of these activities at any time. Neither we nor the placement agent makes any representation or prediction as to the effect that these transactions may have on the market price of our common stock. These transactions may occur on the Nasdaq Global Select Market or otherwise.

The placement agent may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of its business for which it will receive customary fees and expenses.

The transfer agent of our common stock is The Bank of New York. Our common stock is traded on the Nasdaq Global Select Market under the symbol “FBTX.”

We expect to deliver the shares through the book entry facilities of The Depository Trust Company against payment of the aggregate purchase price for the shares purchased on or about June 25, 2007.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference,” which means that we can disclose important business and financial information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that have previously been filed with the Commission which contain important information about us:

•	the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 17, 2003;

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2007; and

•	our Current Report on Form 8-K filed on January 8 and April 18, 2007.

We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. Your written or oral request for copies of this prospectus supplement and documents we have incorporated by reference should be directed to:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Investor Relations
Telephone: (713) 339-8999

PROSPECTUS

$175,000,000

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

UNITS

This prospectus describes some of the general terms that may apply to securities that we may issue and sell from time to time. Please note that:

•	This prospectus provides you with a general description of these securities. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

•	You should read this prospectus and any prospectus supplements or other offering material filed or provided by us carefully before you decide to invest.

•	We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “FBTX.” The last reported sale price on April 9, 2007 was $17.07 per share.

You should read this prospectus and the applicable supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities of Franklin that are being offered through this document are not savings or deposit accounts or other obligations of its bank subsidiary, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is April 10, 2007

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “Franklin,” “we,” “us” and “our” refer to Franklin Bank Corp. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to “Franklin Bank” in this prospectus, we are referring to Franklin Bank, S.S.B., a Texas state savings bank.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “Commission.” By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus up to $175,000,000 in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities for that offering.

As permitted by the rules and regulations of the Commission, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus is a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, which we refer to in this prospectus as the “Exchange Act,” and, therefore, file reports and other information with the Commission. Our file number with the Commission is 000-50518. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If Commission rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus about us and the securities offered by this prospectus, including certain exhibits. You can obtain a copy of the registration statement from the Commission at the address provided above or on the Commission’s Internet web site.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference,” which means that we can disclose important business and financial information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that have previously been filed with the Commission which contain important information about us:

•	the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 17, 2003;

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Current Report on Form 8-K filed on January 8, 2007.

We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

Franklin Bank Corp.
9800 Richmond Avenue, Suite 680
Houston, Texas 77042
Attention: Investor Relations
Telephone: (713) 339-8999

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the presentations and disclosures in this prospectus and the documents incorporated by reference into this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	revenue growth;

•	earnings growth;

•	future acquisitions;

•	origination volume in our commercial and mortgage businesses;

•	seasonality in our mortgage business;

•	non-interest income levels, including fees from product sales;

•	credit performance on loans made or acquired by us;

•	tangible capital generation;

•	margins on sales or securitizations of loans;

•	volume, cost and mix of deposits;

•	market share;

•	expense levels;

•	results from new business initiatives in our community banking business; and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	risks and uncertainties related to acquisitions and divestitures, including related integration and restructuring activities, and changes in our mix of product offerings;

•	prevailing economic conditions;

•	changes in interest rates, loan demand, real estate values, and competition, which can materially affect origination levels and gains on sale results in our mortgage business, as well as other aspects of our financial performance;

•	the level of defaults, losses and prepayments on loans made or acquired by us, whether held in portfolio, sold in the whole loan secondary markets or securitized, which can materially affect charge-off levels, credit loss reserve levels and our periodic valuation of our retained interests from securitizations;

•	changes in accounting principles, policies and guidelines;

•	adverse changes or conditions in capital or financial markets, which can adversely affect our ability to sell or securitize loan originations on a timely basis or at prices which are acceptable to us, as well as other aspects of our financial performance;

•	actions by rating agencies and the effects of these actions on our businesses, operations and funding requirements;

•	changes in applicable laws, rules, regulations or practices with respect to tax and legal issues, whether of general applicability or specific to us and our subsidiaries; and

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT FRANKLIN BANK CORP.

We are a Texas-based savings and loan holding company with approximately $5.5 billion in assets, $4.7 billion in net loans, $2.6 billion in deposits and $432.7 million in stockholders’ equity as of December 31, 2006. Through our wholly-owned subsidiary, Franklin Bank, S.S.B., a Texas state savings bank, we provide community banking products and services and commercial banking services to corporations and other business clients and originate single family residential mortgage loans. As of December 31, 2006, in addition to our corporate offices in Houston, Texas, where we provide many of our banking services, we had 38 community banking offices in Texas, seven regional commercial lending offices in Arizona, California, Colorado, Florida, Michigan, Pennsylvania, Washington D.C., and mortgage origination offices in 19 states throughout the United States.

We were formed in 2001 to acquire Franklin Bank, and we have grown through a combination of internal growth, the acquisition of community banks and the opening of new banking centers. Our principal executive offices are located at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, and our phone number at this address is (713) 339-8900.

REGULATION AND SUPERVISION

We and FBC Holdings, LLC, our intermediate subsidiary, are registered savings and loan holding companies and are subject to Office of Thrift Supervision, or the “OTS,” and Texas Department of Savings and Mortgage Lending, or the “TDSML,” regulation, examination, supervision and reporting requirements

Our principal subsidiary, Franklin Bank, is a Texas-chartered, federally-insured state savings bank and is subject to regulation and supervision by the TDSML and by the Federal Deposit Insurance Corporation, or the “FDIC.” The bank’s deposits are insured by the FDIC through the Deposit Insurance Fund. As a subsidiary of a savings and loan holding company, Franklin Bank is also subject to certain federal and state restrictions in its dealings with us and our affiliates.

Franklin Bank is a member of the Federal Home Loan Bank, or “FHLB,” of Dallas, which is one of 12 regional FHLBs that administer programs in support of the home financing credit function of savings institutions and commercial banks. Each FHLB serves as a source of liquidity for its members within its assigned region. It makes loans (i.e., advances) to members in accordance with policies and procedures established by its Board of Directors. Franklin Bank is required to maintain between 0.05% and 0.30% of its assets at each December 31 in FHLB of Dallas capital stock, which is a member’s minimum required investment, plus between 3.50% and 5.00% of its advances outstanding. At December 31, 2006, the FHLB of Dallas had set the minimum required investment at 0.08% of assets and the advance requirement at 4.10%. At December 31, 2006, the bank held $99.4 million in FHLB of Dallas capital stock, compared to its requirement of $98.3 million.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities we are offering under this prospectus, to participate in the assets of Franklin Bank upon its liquidation will be subject to the prior claims of its creditors, except to the extent that we may ourselves be a creditor with recognized claims against Franklin Bank.

In addition, dividends, loans and advances from Franklin Bank are restricted by federal and state statutes and regulations. See “Description of Preferred Stock — Dividends.” Under applicable banking statutes, at December 31, 2006, Franklin Bank could have declared dividends of $51.1 million. The FDIC, the OTS and the TDSML can limit Franklin Bank’s payment of dividends based on other factors, such as the maintenance of adequate capital.

For a discussion of the material elements of the regulatory framework applicable to savings and loan holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2006, and any other subsequent reports filed by us with the Commission, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the deposit insurance fund that insures deposits of banks, rather than for the protection of security holders or creditors. A change in the statutes, regulations or regulatory policies applicable to us or Franklin Bank may have a material effect on our business.

Changes to the laws and regulations can affect the operating environment of savings and loan holding companies and their subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon our or Franklin Bank’s financial condition or results of operations.

CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends were as follows for the periods presented:

	Years Ended December 31,
	2006(1)	2005	2004	2003	2002

Ratio of earnings to combined fixed charges and preferred dividends(2)
Including interest on deposits	1.15	1.36	1.67	1.24	0.72
Excluding interest on deposits	1.29	1.67	2.34	1.55	—

(1)	Prior to May 10, 2006 Franklin did not have preferred shares outstanding.

(2)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes, fixed charges and preferred dividends. Fixed charges consist of interest expense on all long- and short-term borrowings, including / excluding interest on deposits. Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $1.0 million.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include augmenting the capital of Franklin Bank for use in our community banking and commercial lending operations, as well as repurchasing our outstanding common stock, financing possible acquisitions of other financial institutions or their branches, other businesses that are related to banking or diversification into other banking-relating businesses, extending credit to, or funding investments in, Franklin Bank and repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, Franklin Bank’s funding requirements, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund Franklin Bank, to finance acquisitions or otherwise.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into or exchangeable for other securities;

•	shares of preferred stock;

•	depositary shares in respect of our preferred stock;

•	shares of common stock;

•	warrants, which may be exercisable for debt securities, preferred stock, depositary shares or common stock; and

•	units, which may consist of any combination of debt securities, preferred stock, depositary shares or common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus, will be described in a prospectus supplement and other offering material. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. Please read “Where You Can Find More Information” and “Incorporation by Reference” to find out how you can obtain a copy of those documents.

The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct unsecured general obligations; and

•	either senior debt securities or subordinated debt securities.

Senior debt securities will be issued under an indenture we call the “senior indenture” and subordinated debt securities will be issued under an indenture we call the “subordinated indenture”. Together the senior indenture and the subordinated indenture are called the “indentures”, and the senior debt securities and the subordinated debt securities are called “debt securities”.

We have not restated these agreements in their entirety in this description. We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred stockholders of our subsidiaries.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants;

•	any changes in trustees, paying agents or the security registrar; and

•	any other terms of the debt securities. (Section 301)

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served. (Section 1002)

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof. (Section 101)

Provisions only in the Senior Indenture

The senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions only in the Subordinated Indenture

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture).

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction no Default or Event of Default, as defined below, exists.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series when it becomes due and payable and continuance of such failure for 30 days;

•	failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502).

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602).

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Trustee

The Bank of New York Trust Company, N.A. will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is located at 601 Travis Street, 18th Floor, Houston, TX 77002.

Under provisions of the indentures and the Trust Indenture Act, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Stockholders

Our officers, directors, employees and stockholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an event of default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the Certificate of Designations amending our Amended and Restated Certificate of Incorporation, with respect to the establishment of a series of preferred stock which will be filed with the Commission in connection with the offering of such series of preferred stock.

General

Our Amended and Restated Certificate of Incorporation permits our board of directors to authorize the issuance of up to 5,000,000 shares of preferred stock, par value $.01, in one or more series, without stockholder action. The board of directors can fix the designation, powers, preferences and rights of each series. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Series A Non-Cumulative Perpetual Preferred Stock

As of the date of this prospectus, there were 3,450,000 shares of our Series A Non-Cumulative Perpetual Preferred Stock, $25 liquidation preference, outstanding, which we refer to in this prospectus as “Series A Stock.” As long as shares of Series A Stock is outstanding we are prohibited from amending or altering our Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock that ranks prior to the Series A Stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding up.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (which we refer to in this prospectus as the “junior securities”);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (which we refer to in this prospectus as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books, or the books of our transfer agent and registrar on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Additionally, we are restricted from paying any dividends on our preferred stock if an event of default has occurred on our junior subordinated notes. As of the date of this prospectus, we had outstanding four issues of variable rate junior subordinated notes aggregating $105 million. The junior subordinated notes were issued by us in exchange for funds received from the sale of variable rate trust preferred securities by four of our subsidiaries. The junior subordinated notes mature at various dates in 2032 and 2035, and we may prepay them at various dates beginning in 2007 and 2010.

Since we are a holding company with no significant assets other than Franklin Bank, we depend upon dividends from Franklin Bank for all of our revenues. Accordingly, our ability to pay dividends depends upon our receipt of dividends or other capital distributions from Franklin Bank, which is subject to the regulatory authority of the TDSML, the OTS and the FDIC. Under Texas law, a Texas state savings bank is permitted to pay dividends out of current or retained income, although the TDSML reserves the right to restrict dividends for safety and soundness reasons or if the bank has less than zero total retained income on the date the dividend is declared. As of December 31, 2006, Franklin Bank could have paid approximately $51.1 million in dividends without the prior approval of the OTS. See “Regulation and Supervision.”

The FDIC has the authority to prohibit Franklin Bank from engaging in unsafe or unsound practice in conducting its business and under such authority could impose dividend restrictions. Further, the FDIC has established guidelines with respect to the maintenance of appropriate levels of capital by savings banks under its jurisdiction. The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default of any assessment due the FDIC. Franklin Bank is not in default in any assessment payment to the FDIC.

Franklin Bank is required to give the OTS 30 days’ notice before making any dividend to us. The OTS may object to the dividend if it believes the distribution will be unsafe and unsound. An application to the FDIC is also necessary if any distribution would cause Franklin Bank to become less than adequately capitalized. Neither the OTS nor the FDIC is likely to approve any distribution that would cause Franklin Bank to fail to meet its capital requirements or to become under-capitalized on a pro forma basis after giving effect to the proposed distribution. The FDIC has back-up authority to take enforcement action if it believes that a capital distribution by Franklin Bank constitutes an unsafe or unsound action or practice, even if the OTS has approved the distribution.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a savings and loan holding company, our rights, the rights of our creditors and of our stockholders to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option with prior OTS approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law, the rules of any securities exchange on which such preferred stock may be listed or our Amended and Restated Certificate of Incorporation.

Under regulations adopted by the OTS, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series, may then be subject to regulation as a savings and loan holding company. In addition, at such time as such series is deemed a class of voting securities, (1) any other holding company may be required to obtain the approval of the OTS to acquire or retain 5% or more of that series and (2) any person other than a savings and loan holding company may be required to obtain the approval of the OTS to acquire or retain 10% or more of that series.

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock. Neither the depositary nor Franklin will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of Franklin and the depositary under the deposit agreement will be limited to performance in good faith of their duties under the agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide them with satisfactory indemnity. They may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents they believe to be genuine.

DESCRIPTION OF COMMON STOCK

General

We are incorporated under the Delaware General Corporation Law, or “DGCL”, and are authorized to issue 35,000,000 shares of common stock, $.01 par value, of which 23,614,379 shares were issued and outstanding as of March 29, 2007. Our board of directors may at any time, without additional approval of the holders of common stock, issue additional authorized shares of common stock.

The common stock will, when issued, be fully paid and nonassessable.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by us before such securities are offered to others. The absence of preemptive rights increases our flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by our board of directors from assets legally available therefor, after payment of all dividends on outstanding preferred stock, if any. See “Description of Preferred Stock — Dividends.” Under the DGCL, dividends may not be paid if, after the payment, our total assets are less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business.

Additionally, we are restricted from paying any dividends on our common stock if an event of default has occurred on our junior subordinated notes. See “Description of Preferred Stock — Dividends.”

We currently do not intend to pay any dividends on our common stock. Even if we intend to pay dividends on our common stock in the future, we are subject to certain regulatory restrictions that may limit our ability to pay such dividends. See “Regulation and Supervision” and “Description of Preferred Stock — Dividends.”

Liquidation

Upon our liquidation, dissolution or winding up, holders of common stock are entitled to receive their pro rata portion of our remaining assets after the holders of our preferred stock, if any, have been paid in full any sums to which they may be entitled.

Provisions Delaying or Preventing a Change in Control

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that, either alone or in combination with the provisions of the DGCL, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include, among other things:

•	a staggered board of directors;

•	ability of our board to issue shares of preferred stock without stockholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock;

•	our stockholders’ inability to act without a meeting except by unanimous written consent;

•	several special procedural rules; and

•	provisions of the DGCL, which we did not opt out of in our Amended and Restated Certificate of Incorporation, that restrict business combinations with “interested stockholders” and provide that directors serving on staggered boards, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the then current market price of our common stock.

The foregoing is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both of which are on file with the Commission.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the OTS. Under the Change in Bank Control Act, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part or as an exhibit to documents incorporated or deemed incorporated by reference in this prospectus. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants;

•	the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	whether the warrants will be in registered or bearer form;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•	the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares, common stock or other securities are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares, common stock or other securities, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock become entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the Commission in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and the rules promulgated thereunder, which we refer to in this prospectus as the “Securities Act,” or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may sell our common stock in “at the market offerings” in accordance with Rule 415(a)(4) under the Securities Act. Such sales may be made at other than a fixed price through a market maker other than on an exchange.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.